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                                                                EXHIBIT 99.B14.3


                                    STRONG

                          RETIREMENT PLAN SERVICES
                               ---------------


              Helping You Build a Strong 403(b) Retirement Fund



                                403(b)(7) Tax-Sheltered
                                Custodial Account Agreement


                                403(b) PLAN DOCUMENT



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This Agreement allows you to establish a tax-sheltered custodial account authorized under Section 403(b)(7) of the Internal Revenue Code. By electing to reduce your Compensation and have your Employer contribute into your tax-sheltered custodial Account, you will not be taxed on the amounts contributed or earnings attributable to such amounts until the funds are withdrawn from your Account.

SECTION ONE:  DEFINITIONS

The following words and phrases when used in this Agreement with initial capital letters shall have the meanings set forth below.

1.01 ACCOUNT - Means the tax-sheltered custodial Account established pursuant to this Agreement for the benefit of the Participant and when the context so implies refers to the assets, if any, then held by the Custodian hereunder.

1.02 AGREEMENT - Means this 403(b)(7) Tax-Sheltered Custodial Account
     Agreement.

1.03 BENEFICIARY - Means the person or persons designated by the Participant in accordance with Section 4.04 to receive any distributions from the Account upon the Participant's death.

1.04 CODE - Means the Internal Revenue Code of 1986, as amended from time to time.

1.05 CUSTODIAN - Means Firstar Trust Company or any successor thereto which qualifies to serve as Custodian in the manner prescribed by Section 401(f)(2) of the Code.

1.06 EMPLOYER - Means the entity so designated on this Agreement.  The
     Employer must be an entity described in Section 501(c)(3) of the Code which is exempt from tax under Section 501(a) of the Code, a public educational organization described in Section 170(b)(1)(A)(ii) of the Code or any other entity eligible under Section 403(b) of the Code to make contributions to tax-sheltered custodial accounts.

1.07 PARTICIPANT - Means any person who is regularly employed by the Employer who elects to participate in this Agreement by completing and signing a Salary Reduction Agreement or such other form as may be acceptable to the Employer.

1.08 SALARY REDUCTION AGREEMENT - Means the Salary Reduction Agreement signed by the Employee and delivered to the Employer whereby the Employee authorizes a reduction of salary to be contributed by the Employer to the Employee's Account established hereunder.

1.09 SPONSOR - Means your employer.

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SECTION TWO:  CONTRIBUTIONS

2.01 SALARY REDUCTION AGREEMENT - The Custodian may accept contributions from the Employer on behalf of a Participant made pursuant to a Salary Reduction Agreement which satisfies the following requirements: (1) such agreement must be legally binding and irrevocable with respect to amounts earned by the Participant while the agreement is in effect, (2) such agreement shall apply only to amounts earned after the agreement becomes effective, and (3) only one such agreement may be made or changed in any single taxable year. A Participant shall designate, in the Salary Reduction Agreement, the amount or percentage of his or her compensation which is to be deferred. Such amount or percentage shall be effective until otherwise modified in writing by the Participant. A Participant may terminate his or her Salary Reduction Agreement at any time. However, the Participant may make or change his or her Salary Reduction Agreement only once in a single taxable year.

2.02 MAXIMUM CONTRIBUTION LIMITS - In no event shall the contributions to the Account for a tax year on behalf of a Participant exceed the maximum allowable deferrals permitted under current law or regulation.

     a. The maximum salary deferral made during a tax year on behalf of a Participant, when aggregated with other salary deferral amounts made through the Employer (or controlled group of Employers under IRC 414(b), (c), (m) or (o)), shall not exceed the lesser of the maximum permitted amount for a Participant under Sections 403(b)(2) and 415(c) of the Code for that year.

     b. The maximum of all salary deferrals made during the Participant's tax year shall not exceed the limitations set forth in
          Section 402(g) of the Code.

     c. The maximum salary deferrals may be based on a valid election by the Participant to use available special increase options.

2.03 TRANSFER TO CUSTODIAL ACCOUNT - The Participant may transfer (or arrange for the transfer of) assets from another annuity contract or custodial account described in Section 403(b) of the Code to this Account. The transfer shall be accepted by the Custodian if the Participant certifies the transaction satisfies all current requirements for such a transaction. The Custodian may request the Participant to provide such information it deems necessary prior to accepting the transfer. The Custodian shall not be responsible for determining whether any transfer is proper.


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SECTION THREE:  INVESTMENT OF CONTRIBUTIONS

3.01 SHARES OF REGULATED INVESTMENT COMPANIES - All Contributions by a Participant to his or her Account shall be invested by the Custodian pursuant to written instructions concerning investment delivered by the Participant to the Custodian prior to or at the time a contribution is made to the Account. The Custodian shall, within a reasonable time following receipt of written instructions from the Participant, invest such contributions in full or fractional shares of certain regulated investment companies.

     For purposes of this Agreement, "regulated investment companies" means any regulated investment company or companies within the meaning of Section 851(a) of the Code or any series issued by such company which has an investment advisory agreement and/or a distribution agreement with the company, or any of its affiliated or associated companies and which has agreed to offer shares for use as funding vehicles for the Account.

     If the investment instructions provided by the Participant to the Custodian are not received by the Custodian or are, in the opinion of the Custodian, ambiguous, the Custodian may hold or return all or a portion of the contribution uninvested without liability for loss of income or appreciation, without liability for interest, dividends or any other gain whatsoever, pending receipt of proper instructions or clarification. The Custodian shall advise the Participant of the form and manner in which investment instructions must be given.

3.02 PARTICIPANT CHANGE OF INVESTMENT - Subject to rules and procedures adopted by the Custodian, a Participant may, at his or her election, direct the Custodian to redeem any or all regulated investment company shares held by the Custodian pursuant to this Agreement and to reinvest the proceeds in such other regulated investment company shares as directed. Transactions of this character must conform with the provisions of the current prospectus for the regulated investment company shares subject to purchase.

3.03 DIVIDENDS AND DISTRIBUTIONS - Dividends and other distributions received by the Custodian on shares of any regulated investment company held in the Account shall be reinvested in additional shares of the regulated investment company from which the dividend or other distribution originates, unless the Participant directs the Custodian to act otherwise. Should a Participant have the choice of receiving a distribution of shares from a regulated investment company in additional shares, cash or other


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     property, the Custodian shall nonetheless elect to receive such distribution in additional shares.

3.04 REGISTERED OWNER, VOTING RIGHTS - All regulated investment company shares acquired by the Custodian pursuant to this Agreement shall be registered in the name of the Custodian or its nominee. The Custodian shall deliver or cause to be executed and delivered to the Participant all notices, prospectuses, financial statements, proxies and related proxy information. The Custodian shall vote the shares in accordance with instructions from the Participant.

3.05 SALES CHARGES - All sales charges, transfer fees, investment fees or other administrative charges associated with the purchase of transfer of or sale of regulated investment company shares shall be charged to the Account of the Participant.

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SECTION FOUR:  DISTRIBUTIONS

4.01 LIMITATIONS ON DISTRIBUTIONS - Subject to the limitations described in this Agreement, a Participant may request a distribution from the Account. A Participant's Account may not be distributed prior to the Participant's

     (a) attainment of age 59 1/2,
     (b) incurring a disability within the meaning of Section 72(m)(7) of the Code,
     (c) death,
     (d) encountering a financial hardship, or
     (e) separation from service.

     No distribution shall be made to a Participant (or Beneficiary, if applicable) until he or she completes such written forms and provides such additional information and documentation as the Custodian, in its sole discretion, may deem necessary.

     If the value of the Account immediately preceding the 1989 Plan Year is ascertainable, such pre-1989 amounts are not subject to the limitations of
     Section 4.01.

4.02 FINANCIAL HARDSHIP - For purposes of this Agreement, "financial hardship" shall include a financial need incurred by the Participant due to illness, temporary disability, purchase of a home, or educational expenses of the Participant or any member of his or her immediate family, or any other immediate and heavy financial need of the Participant; provided, however, no financial hardship shall exceed or otherwise not conform to the requirements of Section 403(b)(7) of the Code. No distributions

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     on account of financial hardship shall exceed the amount determined to be required to meet the immediate financial need created by the hardship which cannot be otherwise reasonably accommodated from other resources of the Participant. Any distribution made on account of a Participant's financial hardship shall be made to such Participant in a single sum payment in cash pursuant to written instructions in a form acceptable to the Custodian, and delivered to the Custodian as may be provided in
     Section 403(b)(7) of the Code.

     Hardship distributions may consist only of the amounts contributed pursuant to a Participant's Salary Reduction Agreement.

4.03 FORM OF DISTRIBUTION - Distributions for other than a financial hardship shall be made in any one or more or any combination of the following forms:

     (a)  single lump sum payment;
     (b) monthly, quarterly, semiannual or annual payments over a period elected by the Participant not to extend beyond the Participant's life expectancy; or
     (c) in monthly, quarterly, semiannual or annual payments over a period selected by the Participant not to exceed the joint life and last survivor expectancy of the Participant and his or her Beneficiary.

     At any time prior to commencement of distribution, the Participant may make or change the foregoing distribution forms by delivering a written notice to the Custodian.

     Notwithstanding any other provision to the contrary, the Custodian may make an immediate single sum distribution to the Participant or Beneficiary (if applicable) if the value of the Account does not exceed $3,500.

     In the event a Participant does not elect any of the methods of distribution described above on or before such Participant's 70 1/2 birthday, the Participant shall be deemed to have elected distribution made on his or her 70 1/2 birthday in the form of periodic payments over the single life expectancy of the participant using the declining years method of determining the Participant's life expectancy multiple; provided, however, the Custodian shall have no liability to the Participant for any tax penalty or other damages which may result from any inadvertent failure by the Custodian to make such a distribution.

     Notwithstanding anything in this Agreement to the contrary distributions shall conform to the minimum distribution requirements of Section 401(a)(9) of the Code and the regulations thereunder, including Treasury Regulations Sections 1.401(a)(9)-2 and 1.403(b)-2.

     If the value of the Account prior to 1987 is determinable, the pre-1987 amount need not be subject to a required minimum distribution until the calendar year the Participant attains age 75, or such later date as may be allowed by law or regulation.


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4.04 DESIGNATION OF BENEFICIARY - Each Participant may designate, upon a form provided by the Custodian, any person or persons (including an entity other than a natural person) as primary or contingent Beneficiary to receive all or a specified portion of the Participant's Account in the event of the Participant's death. A Participant may change or revoke such Beneficiary designation from time to time by completing and delivering the proper form to the Custodian.

4.05 DISTRIBUTION UPON DEATH OF PARTICIPANT - If a Participant dies before his or her entire interest in the Account is distributed to him or her, or if distribution has commenced to the Participant and his or her surviving spouse and such surviving spouse dies before the entire interest is distributed to such spouse, the entire interest or remaining undistributed balance of such interest shall be distributed in the form of a single sum cash payment, or other form of payment as permitted under current applicable code or regulations, to the Beneficiary or Beneficiaries, if any, designated by the Participant or his or her spouse as the case may be. In the event no such Beneficiary has been designated, the Participant's estate shall receive the balance of the Account.

4.06 DISTRIBUTION OF EXCESS AMOUNTS - The Custodian may make distribution of any excess to the Participant.

4.07 ELIGIBLE ROLLOVER DISTRIBUTIONS - At the election of a Participant (or the surviving spouse Beneficiary of a deceased Participant) the Custodian shall pay any eligible rollover distribution to an individual retirement plan described in Section 408 of the Code or another annuity contract or custodial account described in Section 403(b) of the Code in a direct rollover for that Participant (or beneficiary). The term "eligible rollover distribution" shall have the meaning set forth in Sections 402(c)(2) and (4) of the Code and Q&A-3 through Q&A-8 of Treasury Regulations Section 1.402(c)-2T.

     The Participant (or surviving spouse beneficiary) who desires a direct rollover must specify the individual retirement plan or 403(b) plan to which the eligible rollover distribution is to be paid and satisfy such other reasonable requirements as the Custodian may impose.

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SECTION FIVE:  ADMINISTRATION

5.01 DUTIES OF THE CUSTODIAN - The Custodian shall have the following obligations and responsibilities:

     (a) To hold contributions to the Account it receives, invest such contributions pursuant to the Participant's instructions and distribute Account assets pursuant to this Agreement;
     (b) To register any property held by the Custodian in its own name, or in nominal bearer form, that will pass delivery;
     (c) To maintain records of all relevant information as may be necessary for the proper administration of the Account;
     (d) To allocate earnings, if any, realized from such contributions and such other data information as may be necessary;
     (e) To file such returns, reports and other information with the Internal Revenue Service and other government agencies as may be required of the Custodian under applicable laws and regulations.

5.02 REPORTS - As soon as practicable after December 31st of each calendar year, and whenever required by regulations under the Code, the Custodian shall deliver to the Participant a written report of the Custodian's transactions relating to the Account during the period from the last previous accounting and shall file such other reports as may be required under the Code.

     On receipt of the Custodian's report referenced in the preceding paragraph a Participant shall have a period of 60 days following receipt to deliver a written objection to the Custodian concerning information provided in the report. In the event the Participant neglects to file such written objection, the report shall be deemed approved and in such case, the Custodian shall be forever released and discharged with respect to all matters and things included herein.

5.03 CUSTODIAN NOT RESPONSIBLE FOR CERTAIN ACTIONS - Notwithstanding the foregoing, the Custodian shall have no responsibility for determining the amount of or collecting contributions to the Account made pursuant to this Agreement; determining the amount, character or timing of any distribution to a Participant under this Agreement; determining a Participant's maximum contribution amount; maintaining or defending any legal action in connection with this Agreement, unless agreed upon by the Custodian, Employer and Participant.

5.04 INDEMNIFICATION OF CUSTODIAN - The Employer and Participant shall, to the extent permitted under law, indemnify and hold the Custodian harmless from and against any liability which may occur in the administration of the Account unless arising from the Custodian's breach of its responsibilities under this Agreement. By execution of this


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     Agreement, it is the specific intention of the parties that no fiduciary duties be conferred upon the Custodian nor shall any be implied from this Agreement or the acts of this Custodian.

5.05 CUSTODIAN'S FEES AND EXPENSES - The Custodian may charge fees in connection with the Account. In addition, the Custodian has the right to be reimbursed for any taxes or expenses incurred by or on behalf of the Account. All such fees, taxes or expenses may be charged against the Account or, at the option of the Custodian, may be paid directly by the Participant or Employer. The Custodian reserves the right to change its fee schedule, or add new fees, at any time upon 30 days prior written notice to the Participant.

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SECTION SIX:  AMENDMENT AND TERMINATION

6.01 AMENDMENT OF AGREEMENT - This Agreement may be amended by an agreement in writing between the Employee and Custodian. In addition, by execution of this Agreement, the Employer and the Participant delegate to the Custodian all authority to amend this Agreement by written notification from the Custodian to the Participant as to any term hereof, at any time (including retroactively) except that no amendment shall be made which may operate to disqualify the Account under Section 403(b)(7) of the Code. The effective date of any amendment hereto shall be the date specified in said amendment or 30 days subsequent to the time notification of amendment is delivered by the Custodian to the Participant.

6.02 TERMINATION BY PARTICIPANT - The Participant reserves the right to terminate further contributions to his or her Account pursuant to this Agreement by executing and delivering to the Custodian an executed copy of an agreement terminating said contributions. The Participant further reserves the right to terminate his or her adoption of this Agreement in the event that he or she shall be unable to secure a favorable ruling from the Internal Revenue Service with respect to the Agreement. In the event of such termination, the Custodian shall distribute the Account to the Participant.

6.03 RESIGNATION OR REMOVAL OF CUSTODIAN - The Custodian may resign as Custodian of any Participant's Account upon 30 days written notice to the Participant. The Participant may remove a Custodian upon 30 days prior written notice. Upon such resignation or removal, a successor Custodian shall be named. Upon designation of a successor Custodian, the Custodian shall transfer the assets held pursuant to the terms of this Agreement to the successor Custodian. The Custodian may retain a portion of the assets to the extent necessary to cover reasonable administrative fees and expenses.

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     Where the Custodian is serving as a nonbank custodian pursuant to Section
     1.401-12(n) of the Treasury Regulations, the Participant will appoint a successor custodian upon notification by the Commissioner of Internal Revenue that such substitution is required because the Custodian has failed to comply with the requirements of Section 1.401-12(n) or is not keeping such records or making such returns or rendering such statements as are required by forms or regulations.

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SECTION SEVEN:  MISCELLANEOUS

7.01 APPLICABLE LAW - This Agreement is established with the intention that it qualify as a tax-sheltered custodial account under Section 403(b)(7) of the Code and that contributions to the same be treated accordingly. To the extent not governed by Federal law, this Agreement shall be construed, administered and enforced in accordance with the laws of the Custodian's state of incorporation.

     If any provision of this Agreement shall for any reason be deemed invalid or unenforceable, the remaining provisions shall, nevertheless, continue in full force and effect and shall not be invalidated.

7.02 NONALIENATION - The assets of a Participant in his or her Account shall be nonforfeitable at all times and shall not be subject to alienation, assignment, trustee process, garnishment, attachment, execution or levy of any kind, nor shall such assets be subject to the claims of the Participant's creditors.

7.03 TERMS OF EMPLOYMENT - Neither the fact of the implementation of this Agreement nor the fact that a common law employee has become a Participant, shall give to such employee any right to continued employment; nor shall either fact limit the right of the Employer to discharge or to deal otherwise with an employee without regard to the effect such treatment may have upon the employee's rights as a Participant under this Agreement.

7.04 NOTICES - Any notice or other communication which the Custodian may give to a Participant shall be deemed given when sent by first class mail to the Participant's last known address on the Custodian's records. Any notice or other communication to the Custodian shall not become effective until the Custodian actually receives it.

7.05 LOANS - If so permitted by the Custodian, the Participant may borrow a portion of his or her Account pursuant to the applicable rules under the Code. The Custodian may charge against the Account, any fees and expenses incurred in connection with loan processing and/or recordkeeping.

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     The Participant acknowledges that failure to repay a loan in the prescribed manner may result in the immediate taxability of the loan amount.

7.06 EMPLOYER CONTRIBUTIONS - The Employer may make contributions to the Account on behalf of the Participant. The Custodian is not obligated to operate the Account in accordance with any plan executed by the Employer unless the Custodian so agrees and the Employer notifies the Custodian and provides to the Custodian a copy of the Plan Document.

7.07 MATTERS RELATING TO DIVORCE - Upon receipt of a domestic relations order, the Custodian may retain an independent third party to determine whether the order is a Qualified Domestic Relations Order pursuant to Section 414(p) of the Code. The Custodian may charge to the Account any and all expenses associated with the determination.


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                                [STRONG LOGO]
                       STRONG RETIREMENT PLAN SERVICES
                                P.O. Box 2936
                       Milwaukee, Wisconsin 53201-2936
                               1-800-368-3863
                         http://www.strong-funds.com



6/96                                Universal Pensions, Inc., Brainerd, MN 56401